Exhibit 5.1

[Willkie Farr & Gallagher LLP Letterhead]

November 14, 2011

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Re: Level 3 Communications, Inc.—Issuance of Common Stock Pursuant to the 2003 Global Crossing Limited Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Level 3 Communications, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on the date hereof.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company in connection with amendments to the Level 3 Communications, Inc. Stock Plan (the “Level 3 Plan”) to increase the number of shares of Common Stock available for issuance thereunder and 665,608 shares of Common Stock in connection with the Company’s assumption of the 2003 Global Crossing Limited Stock Incentive Plan (the “Global Crossing Plan,” and together with the Level Plan, the “Plans”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that the Common Stock to be issued by the Company under the Plans, when duly issued and delivered pursuant to the terms of the Plans, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP